EXHIBIT 99.1


               HINTO ENERGY, INC. ANNOUNCES THIRD QUARTER RESULTS

DENVER, CO, NOVEMBER 12, 2014, HINTO ENERGY, INC. (OTCQB: HENI) engaged in the exploration, acquisition, and development of oil and gas properties, with current properties in Utah and Montana, today announced its results of operations for the three and nine months ended September 30, 2014. The Company generated oil sales of $159,167 during the third quarter of 2014 and $350,506 for the first nine months of 2014 which is a 718% increase over the comparable period in 2013. Increasing oil production from the Mason Lakes, Montana field accounted for the increase in oil production and revenues.

"Third Quarter of 2014 has been a quarter of firsts for the Company. We realized not only revenue growth, but also have seen consistent production results from our enhanced recovery efforts," George Harris, Chief Executive Officer of the Company stated. "Management will continue to focus its efforts on increasing oil production from our existing properties in both Utah and Montana and through strategic property acquisitions, which we're currently pursuing. With record production in October of 2014, announced last week, we believe we will see continued growth in oil and natural gas production going forward."

During the third quarter of 2014, the Company announced its acquisition of 8 oil wells in the Ragged Point Oil Field in Musselshell County, Montana and in October of 2014, and announced its acquisition on a 75% non-operating interest in an exploratory well in Medina, Ohio. These are continuing steps in our plan to achieve production and revenue growth.

Hinto Energy, Inc. is involved in the acquisition, production, development and exploration of Oil and Natural Gas properties in the Rocky Mountain Basins. The Company is actively seeking to acquire producing oil and natural gas properties that offer long term production opportunities and proven oil and natural gas reserves. The Company employs state-of-the-art technology for reservoir characterization, to discover by-passed reserves, and to evaluate unexploited resources utilizing modern horizontal drilling techniques. For more information visit www.hintoenergy.com.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.                       Hanover Financial Services
Gary Herick, Vice President - Finance    Ronald J. Blekicki - President/CEO
5350 S. Roslyn Street                    (303) 494-3617
Greenwood Village, CO 80111              http://www.hanoverfinancialservices.com
(303) 647-4850
www.hintoenergy.com


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       5350 S. Roslyn Street, Suite 400, Greenwood Village, Colorado 80111
                     Tel: (303) 647-4842 Fax: (303) 848-8353
                               www.hintoenergy.com